As filed with the Securities and Exchange Commission on May 3, 2019

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

M&T BANK CORPORATION

(Exact name of registrant as specified in its charter)

New York	16-0968385
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One M&T Plaza

Buffalo, New York 14203

(Address of Principal Executive Offices, including zip code)

M&T BANK CORPORATION

2019 EQUITY INCENTIVE COMPENSATION PLAN

(Full title of the plan)

Laura P. O’Hara, Esq.

Senior Vice President and General Counsel

M&T Bank Corporation

One M&T Plaza

Buffalo, New York 14203

(716) 842-5445

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

John J. Zak, Esq.

Hodgson Russ LLP

The Guaranty Building

140 Pearl Street, Suite 100

Buffalo, New York 14202-4040

(716) 848-1253

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.50 par value	3,737,081	$168.09	$628,147,260	$76,131.45

(1)

This Registration Statement covers 3,737,081 shares of common stock, par value $0.50 per share (the “Common Stock”), of M&T Bank Corporation (the “Registrant” or the “Corporation”) available for issuance under the M&T Bank Corporation 2019 Equity Incentive Compensation Plan (the “Plan”). This Registration Statement also covers an indeterminate number of additional shares which may be offered and issued under the Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) of the Securities Act of 1933, as amended (the “Securities Act”); calculated based on the average of the high and low prices for the Common Stock on April 26, 2019, as reported on the New York Stock Exchange.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by the Corporation to cover shares of Common Stock of the Corporation authorized for issuance under the M&T Bank Corporation 2019 Equity Incentive Compensation Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to Plan participants as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act. Such documents need not be filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Corporation with the SEC are incorporated by reference into this Registration Statement:

(a)	The Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on February 20, 2019;

(b)	The Corporation’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019, filed with the SEC on May 2, 2019;

(c)	The Corporation’s Current Report on Form 8-K filed with the SEC on April 19, 2019;

(d)	The Corporation’s Proxy Statement on Schedule 14A filed with the SEC on March 7, 2019; and

(e)	The description of the Common Stock contained in the Registration Statement on Form 8-A, filed by the Corporation on May 20, 1998, under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the date of the filing of such documents.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

With certain limitations, Sections 721 through 726 of the New York Business Corporation Law permit a corporation to indemnify a director or officer made a party to an action (i) by a corporation or in its right in order to procure a judgment in its favor unless such director or officer shall have breached his or her duties to such corporation, or (ii) other than an action by or in the right of the corporation in order to procure a judgment in its favor, if such director or officer acted in good faith and in a manner he or she reasonably believed to be in or, in certain cases, not opposed to such corporation’s best interests, and additionally, in criminal actions or proceedings, has no reasonable cause to believe his or her conduct was unlawful.

The Amended and Restated Bylaws of M&T Bank Corporation (the “Bylaws”) (Article V) provide the following:

SECTION 1. Right of Indemnification: Each director and officer of the Corporation, whether or not then in office, and any person whose testator or intestate was such a director or officer, shall be indemnified by the Corporation for the defense of, or in connection with, any threatened, pending or completed actions or proceedings and appeals therein, whether civil, criminal, governmental, administrative or investigative, in accordance with and to the fullest extent permitted by the Business Corporation Law of New York or other applicable law, as such law now exists or may hereafter be amended; provided, however, that the Corporation shall provide indemnification in connection with an action or proceeding (or part thereof) initiated by such a director or officer only if such action or proceeding (or part thereof) was authorized by the Board of Directors.

SECTION 2. Advancement of Expenses: Expenses incurred by a director or officer in connection with any action or proceeding as to which indemnification may be given under Section 1 of Article V of the Bylaws may be paid by the Corporation in advance of the final disposition of such action or proceeding upon (a) receipt of an undertaking by or on behalf of such director or officer to repay such advancement in the event that such director or officer is ultimately found not to be entitled to indemnification as authorized by Article V of the Bylaws and (b) approval by the Board of Directors acting by a quorum consisting of directors who are not parties to such action or proceeding or, if such a quorum is not obtainable, then approval by stockholders. To the extent permitted by law, the Board of Directors or, if applicable, the stockholders, shall not be required under Section 2 of the Bylaws, to find that the director or officer has met the applicable standard of conduct provided by law for indemnification in connection with such action or proceeding.

SECTION 3. Availability and Interpretation: To the extent permitted under applicable law, the rights of indemnification and to the advancement of expenses provided in Article V of the Bylaws (a) shall be available with respect to events occurring prior to the adoption of Article V of the Bylaws, (b) shall continue to exist after any recision or restrictive amendment of Article V of the Bylaws with respect to events occurring prior to such recision or amendment, (c) may be interpreted on the basis of applicable law in effect at the time of the occurrence of the event or events giving rise to the action or proceeding, or on the basis of applicable law in effect at the time such rights are claimed, and (d) are in the nature of contract rights which may be enforced in any court of competent jurisdiction as if the Corporation and the director or officer for whom such rights are sought were parties to a separate written agreement.

SECTION 4. Other Rights: The rights of indemnification and to the advancement of expenses provided in Article V of the Bylaws shall not be deemed exclusive of any other rights to which any such director, officer or other person may now or hereafter be otherwise entitled whether contained in the certificate of incorporation, the Bylaws, a resolution of stockholders, a resolution of the Board of Directors, or an agreement providing such indemnification, the creation of such other rights being hereby expressly authorized. Without limiting the generality of the foregoing, the rights of indemnification and to the advancement of expenses provided in Article V of the Bylaws shall not be deemed exclusive of any rights, pursuant to statute or otherwise, of any such director, officer or other person in any such action or proceeding to have assessed or allowed in his or her favor, against the Corporation or otherwise, his or her costs and expenses incurred therein or in connection therewith or any part thereof.

SECTION 5. Severability: If Article V of the Bylaws or any part hereof shall be held unenforceable in any respect by a court of competent jurisdiction, it shall be deemed modified to the minimum extent necessary to make it enforceable, and the remainder of Article V of the Bylaws shall remain fully enforceable.

As permitted by Section 402(b) of the New York Business Corporation Law, Article SEVENTH of the Corporation’s Restated Certificate of Incorporation, as amended, provides as follows:

SEVENTH: As to any act or omission occurring after the adoption of this provision, a director of the Corporation shall, to the maximum extent permitted by the laws of the State of New York, have no personal liability to the Corporation or any of its stockholders for damages for any breach of duty as a director, provided that this Article SEVENTH shall not eliminate or reduce the liability of a director in any case where such elimination or reduction is not permitted by law.

The Corporation maintains director and officer liability insurance coverage for its directors and officers and those of its subsidiaries. This coverage insures such persons against certain losses that may be incurred by them in their respective capacities as directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits

The list of exhibits is set forth under “Exhibit Index” immediately preceding the signature pages hereto and is incorporated by reference herein.

Item 9.	Undertakings.

(a) Rule 415 Offering

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Item do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Filings Incorporating Subsequent Exchange Act Documents By Reference

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Indemnification

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

4.1	M&T Bank Corporation 2019 Equity Incentive Compensation Plan, incorporated by reference to Appendix A to the Proxy Statement of M&T Bank Corporation dated March 7, 2019 (File No. 001-09861).

5.1*	Opinion of Hodgson Russ LLP.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Hodgson Russ LLP, included in the opinion filed as Exhibit 5.1 hereto.

24.1*	Power of attorney.

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York, on May 3, 2019.

M&T BANK CORPORATION

By:	*

Name: René F. Jones
Title: Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 3, 2019.

Signature	Title

*	Chairman of the Board and Chief Executive Officer (Principal Executive Officer) and Director
René F. Jones

*	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Darren J. King

*	Senior Vice President and Controller (Principal Accounting Officer)
Michael R. Spychala

*	Director
Brent D. Baird

*	Director
C. Angela Bontempo

*	Vice Chairman of the Board and Director
Robert T. Brady

*	Director
T. Jefferson Cunningham III

*	Director
Gary N. Geisel

*	Director
Richard S. Gold

*	Director
Richard A. Grossi

*	Director
John D. Hawke, Jr.

*	Director
Richard H. Ledgett, Jr.

*	Director
Newton P. S. Merrill

*	Director
Kevin J. Pearson

*	Director
Melinda R. Rich

*	Director
Robert E. Sadler, Jr.

*	Director
Denis J. Salamone

*	Director
John R. Scannell

*	Director
David S. Scharfstein

*	Director
Herbert L. Washington

*By:	/s/ Brian R. Yoshida
Brian R. Yoshida (Attorney in Fact)
Pursuant to Powers of Attorney filed herewith